Exhibit 99.1

NEWS RELEASE

Green Plains Completes Acquisition of Two Ethanol Plants

OMAHA, NEB. (GLOBE NEWSWIRE) – November 22, 2013 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) today announced that it completed the previously-announced acquisition of two ethanol plants, located in Wood River, NE and Fairmont, MN, from Ethanol Holding Company, LLC, an entity composed of the predecessor owners’ lender group. The acquisition increases Green Plains’ production capacity to over one billion gallons of ethanol per year.

“Our team worked to quickly complete this acquisition and will now move to integrate these two plants into our platform as seamlessly as possible,” stated Todd Becker, President and Chief Executive Officer. “We will also continue to execute on our strategy to expand and diversify our business and to build long-term shareholder value.”

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE), which is North America’s fourth largest ethanol producer, markets and distributes more than one billion gallons of ethanol annually. Green Plains owns and operates grain storage assets in the corn belt and biofuel terminals in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, successful restart of the Fairmont, MN plant, integration and profitable operation of the two acquired plants, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Renewable Energy, Inc. (402) 884-8700

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